EXHIBIT 4.1
M&T BANK CORPORATION 2008 DIRECTORS’ STOCK PLAN
1. Name:
 This plan shall be known as the M&T Bank Corporation 2008 Directors’ Stock Plan (the “2008 Plan”).
2. Purpose and Intent:
 The 2008 Plan has been adopted to replace in its entirety M&T Bank Corporation’s existing directors’ stock plan, which was amended and restated on April 18, 2006. The purpose of the 2008 Plan is to enable M&T Bank Corporation, a New York corporation (the “Corporation”), to attract and retain persons of exceptional ability to serve as Non-employee Directors of the Corporation and its subsidiaries, as members of the Directors Advisory Councils of M&T Bank Corporation and Manufacturers and Traders Trust Company (“M&T Bank”) and as members of M&T Bank’s Regional Directors Advisory Councils, and to further align the interests of such persons and stockholders in enhancing the value of the Corporation’s common stock (the “Common Stock”). The 2008 Plan permits each Non-employee Director, Advisory Director and Regional Advisory Director to elect to receive payment of their Annual Compensation in cash, shares of Common Stock, or in an equal combination of cash and shares of Common Stock. The 2008 Plan was approved by the Executive Committee of the Board of the Corporation pursuant to delegated authority on March 25, 2008 and became effective on such date (the “Effective Date”). The 2008 Plan shall continue in effect unless and until terminated by the Board of the Corporation in accordance with Section 10 below.
3. Definitions:
 For purposes of the 2008 Plan, the following terms shall have the following meanings:
“Advisory Director” means any individual who is a current or future member of one or more of the Directors Advisory Councils of the Board of the Corporation or M&T Bank, but who is not a Non-employee Director or a salaried officer of the Corporation or any of its subsidiaries.
“Regional Advisory Director” means any individual who is a current or future member of one or more of the Regional Directors Advisory Councils of M&T Bank, but who is not a Non-employee Director or a salaried officer of the Corporation or any of its subsidiaries.
“Annual Compensation” means the total annual compensation payable to a Non-employee Director, Advisory Director or Regional Advisory Director under the Corporation’s or M&T Bank’s compensation policies for such persons in effect from time to time.
“Board” means the Board of Directors of the Corporation or any subsidiary thereof.
“Compensation Committee” means the Nomination, Compensation and Governance Committee of the Board of the Corporation, or any other committee of the Board to which authority with respect to the 2008 Plan is delegated.
“Directors Advisory Councils” means the current or future Directors Advisory Councils of the Board of M&T Bank Corporation or M&T Bank with members appointed by the Boards of M&T Bank Corporation and M&T Bank, respectively.
“Regional Directors Advisory Councils” means the current or future Directors Advisory Councils of M&T Bank with members appointed by the appropriate member(s) of M&T Bank Corporation’s Management Group having responsibility for each of M&T Bank’s regional Directors Advisory Councils, with the approval of M&T Bank’s Chief Executive Officer.
“Fair Market Value” of a share of Common Stock means the closing price on the date immediately preceding the Payment Date of a share of Common Stock on the New York Stock Exchange (or such other principal securities exchange on which the shares of the Common Stock are traded if such shares are no longer traded on the New York Stock Exchange).
“M&T Bank” means Manufacturers and Traders Trust Company.
“Non-employee Director” means an individual who is a member of a Board, but who is not a salaried officer of the Corporation or any of its subsidiaries.
“Payment Date” of Annual Compensation in any calendar year means the first business day following the last business day of a calendar quarter on which the Fair Market Value of shares of the Common Stock are quoted on the New York Stock Exchange (or such other principal securities exchange on which the shares of the Common Stock are traded if such shares are no longer traded on the New York Stock Exchange).

4. Administration:
 The Compensation Committee shall be responsible for administering the 2008 Plan. The Compensation Committee shall have all of the powers necessary to enable it to properly carry out its duties under the 2008 Plan. Not in limitation of the foregoing, the Compensation Committee shall have the power to construe and interpret the 2008 Plan and to determine all questions that shall arise thereunder. The Compensation Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the 2008 Plan either expressly or by necessary implication conferred upon it. The Compensation Committee may authorize such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Compensation Committee may deem expedient or appropriate that are not inconsistent with the intent of the 2008 Plan. The decision of the Compensation Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.
5. Shares Available:
 Shares issued under the 2008 Plan shall be issued out of the authorized but unissued shares of Common Stock or treasury shares, as the Compensation Committee shall determine. Subject to adjustment as provided in Section 7, the aggregate number of shares of Common Stock that may be delivered under this 2008 Plan shall not exceed 100,000 shares.
6. Shares for Annual Compensation:
 The Annual Compensation payable to a Non-employee Director, Advisory Director or Regional Advisory Director on or after the Effective Date shall be paid in accordance with this Section 6. Each Non-employee Director, Advisory Director or Regional Advisory Director shall file with the Corporation a form under which such Non-employee Director, Advisory Director or Regional Advisory Director shall elect to have Annual Compensation paid (i) one hundred percent (100%) in cash, (ii) one hundred percent (100%) in shares of Common Stock, or (iii) one-half in cash and one-half in shares of Common Stock. Such election may be changed by the Non-employee Director, Advisory Director or Regional Advisory Director at least fifteen days prior to the end of any calendar quarter, effective as of the first day of the following calendar quarter. The total number of shares of Common Stock to be paid under this Section to a Non-employee Director, Advisory Director or Regional Advisory Director with respect to Annual Compensation shall be determined by dividing the amount of such Annual Compensation payable in shares of Common Stock by the Fair Market Value of the Common Stock on the applicable Payment Date. In no event shall the Corporation be obligated to issue fractional shares under this Section, but instead shall pay the amount that would constitute a fractional share in cash based on the Fair Market Value of the Common Stock on the Payment Date.
7. Adjustments in Authorized Shares:
In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Internal Revenue Code Section 368) or any partial or complete liquidation of the Corporation, such adjustment shall be made in the number and class of shares which may be paid under the 2008 Plan, as may be determined to be appropriate and equitable by the Compensation Committee in its sole discretion.
8. Resales of Shares:
The Corporation may impose such restrictions on the sale or other disposition of shares paid under this 2008 Plan as the Compensation Committee deems necessary to comply with applicable securities laws. Certificates for shares paid under this 2008 Plan may bear such legends as the Corporation deems necessary to give notice of such restrictions.
9. Compliance with Law and Other Conditions:
No shares shall be paid under this 2008 Plan prior to compliance by the Corporation, to the satisfaction of its counsel, with any applicable laws. The Corporation shall not be obligated to (but may in its discretion) take any action under applicable federal or state securities laws (including registration or qualification of the 2008 Plan or the Common Stock) necessary for compliance therewith in order to permit the payment of shares hereunder, except for actions (other than registration or qualification) that may be taken by the Corporation without unreasonable effort or expense and without the incurrence of any material exposure to liability.

10. Amendment, Modification and Termination of the 2008 Plan:
The Board of the Corporation shall have the right and power at any time and from time to time to amend the 2008 Plan in whole or in part and at any time to terminate the 2008 Plan; provided, however, that the provisions of Section 6 of the 2008 Plan cannot be amended more than once every six (6) months to the extent such restriction is necessary to ensure that awards of Common Stock paid under the 2008 Plan are exempt from the short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934.
11. Miscellaneous:
The 2008 Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of New York. The 2008 Plan shall be binding on the Corporation and any successor in interest of the Corporation.